Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-179813, and 333-179814) of Kinder Morgan Management, LLC of our report dated February 20, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K and of our report dated February 19, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting of Kinder Morgan Energy Partners, L.P., which appears in Kinder Morgan Energy Partners, L.P.'s Annual Report on Form 10-K, which is incorporated by reference in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 20, 2013